Exhibit 99.1

Travelport Worldwide Limited Reports Third Quarter 2016 Results

LANGLEY, U.K., November 3, 2016 — Travelport Worldwide Limited (NYSE: TVPT) announces its financial results for the third quarter ended September 30, 2016.

Key Points

•	Net revenue increased 6% to $591 million
•	Operating income of $62 million, net income of $21 million and net cash provided by operating activities of $111 million
•	Air revenue increased 2% to $408 million; Beyond Air revenue growth of 18% to $152 million, contributing 27% of Travel Commerce Platform revenue (Q3 2015: 24%)
•	International revenue increased 9% driven by growth in both Reported Segments and RevPas, with double-digit revenue growth in Europe (14%) and Asia Pacific (10%)
•	eNett net revenue increased 60% to $42 million
•	Adjusted EBITDA increased 15% to $150 million driven by business performance and favorable foreign exchange movements
•	Adjusted Free Cash Flow generation of $83 million, an increase of $52 million
•	Voluntary prepayment made for $50 million of term loans’ principal

Gordon Wilson, President and CEO of Travelport, commented:

“Travelport delivered a robust set of financial results during the third quarter against the backdrop of slower growth of the global GDS air market. International revenue increased 9% as we continued to benefit from our unrivalled airline merchandising innovations, our diverse Beyond Air portfolio and our balanced geographic presence. Moreover, during the quarter we continued to deliver against our key strategic objectives, announcing several new commercial deals across our platform. These included a GDS industry-first partnership with the largest airline in India, IndiGo, a long-term agreement with easyJet to continue provision of our multi award-winning mobile services, and a new data and analytics partnership with Mastercard. We are also pleased with several new agency wins in key regions, which will support future growth, as well as continued momentum in our BtoB payments business, eNett, having delivered net revenue growth of 72% for the nine months of this year.”

Summary

	Three months ended September 30,			Nine months ended September 30,
(in $ thousands, except per share amounts)	2016	2015	Better / (Worse)	2016	2015	Better / (Worse)
Net revenue	590,756	559,837	6%	1,805,924	1,686,167	7%
Operating income	62,235	54,091	15%	179,863	150,986	19%
Net income	21,404	4,950	*	24,156	14,251	70%
Income per share – diluted	0.17	0.03	*	0.18	0.09	100%
Adjusted EBITDA	150,432	130,977	15%	443,585	405,421	9%
Adjusted Operating Income	87,757	78,224	12%	267,017	235,291	13%
Adjusted Net Income	40,995	30,087	36%	126,237	95,151	33%
Adjusted Income per Share – diluted	0.33	0.25	32%	1.02	0.78	31%
Net cash provided by operating activities	110,926	61,569	80%	213,858	153,735	39%
Adjusted Free Cash Flow	83,170	31,113	167%	130,443	63,796	104%
Cash dividend per share	$0.075	$0.075	—	$0.225	$0.225	—

* Percentage calculated not meaningful

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted Income (Loss) per Share, Capital Expenditures, Net Debt and Adjusted Free Cash Flow. Please refer to pages 10 to 13 of this press release for additional information, including reconciliations of such non-GAAP financial measures.

Discussion of Results for the Third Quarter of 2016

Unless otherwise stated, all comparisons are for the third quarter of 2016 compared to the third quarter of 2015.

Net Revenue

Net revenue is comprised of:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in $ thousands)	2016	2015	% Change	2016	2015	% Change
Air	$407,926	$398,781	2	$1,277,671	$1,231,276	4
Beyond Air	151,857	129,183	18	435,056	361,003	21
Travel Commerce Platform	559,783	527,964	6	1,712,727	1,592,279	8
Technology Services	30,973	31,873	(3)	93,197	93,888	(1)
Net Revenue	$590,756	$559,837	6	$1,805,924	$1,686,167	7

Net revenue increased by $31 million, or 6%, to $591 million primarily due to growth in Travel Commerce Platform revenue of $32 million, or 6%. Within Travel Commerce Platform revenue, Air revenue increased by $9 million, or 2%, mainly due to improved pricing and merchandising. Beyond Air revenue increased by $23 million, or 18%. Within Beyond Air, net revenue for eNett increased 60% to $42 million driven by the volume of payments settled with existing customers and several new customer implementations. Technology Services revenue decreased marginally by $1 million, or 3%.

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in $ thousands)	2016	2015	% Change	2016	2015	% Change
Asia Pacific	$129,309	$117,145	10	$388,330	$350,315	11
Europe	180,746	159,193	14	558,303	474,833	18
Latin America and Canada	26,336	27,022	(3)	82,617	75,082	10
Middle East and Africa	72,833	71,581	2	223,629	219,529	2
International	409,224	374,941	9	1,252,879	1,119,759	12
United States	150,559	153,023	(2)	459,848	472,520	(3)
Travel Commerce Platform	$559,783	$527,964	6	$1,712,727	$1,592,279	8

The table below sets forth Travel Commerce Platform Reported Segments and global RevPas by region:

	Segments (in thousands)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Asia Pacific	16,735	16,002	5	50,733	48,763	4
Europe	19,588	19,407	1	63,282	62,476	1
Latin America and Canada	4,279	4,269	—	13,353	12,750	5
Middle East and Africa	9,243	9,601	(4)	28,876	29,451	(2)
International	49,845	49,279	1	156,244	153,440	2
United States	34,100	34,700	(2)	104,481	112,209	(7)
Travel Commerce Platform Reported Segments	83,945	83,979	—	260,725	265,649	(2)

	RevPas (in $)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
International	$8.21	$7.61	8	$8.02	$7.30	10
United States	$4.41	$4.41	—	$4.40	$4.21	5
Travel Commerce Platform RevPas	$6.67	$6.29	6	$6.57	$5.99	10

Discussion of Results for the Third Quarter of 2016 (continued)

Reported Segments remained stable at 84 million. International Reported Segments increased 1%, offset by a 2% decrease in United States Reported Segments primarily due to the previously advised impact of our renegotiated contract with Orbitz Worldwide in 2014. Travel Commerce Platform RevPas increased 6% to $6.67, driving a $32 million increase in Travel Commerce Platform revenue. International RevPas increased 8% to $8.21, and United States RevPas remained stable at $4.41.

International Travel Commerce Platform revenue increased by $34 million, with Europe and Asia Pacific contributing most of this increase. Revenue from these two regions increased 14% and 10%, respectively, due to:

•	An increase in RevPas of 13% and 6%, respectively
•	Improved pricing, mix, merchandising and volume within Air revenue
•	Growth in payment solutions

Adjusted EBITDA

Adjusted EBITDA increased by $19 million, or 15%, to $150 million due to the following:

•	Growth in net revenue of $31 million, offset by:
•	$10 million increase within cost of revenue (excluding a $6 million increase in amortization of customer loyalty payments, which is excluded from net income to determine Adjusted EBITDA)
•	$2 million increase within selling, general and administrative expense (“SG&A”) driven primarily by an increase in workforce expense due to the continued expansion of our platform through acquisition and investment in our go-to-market capabilities, partially offset by favorable impact of foreign currency exchange movement

Operating Income

Operating income increased by $8 million to $62 million due to the following:

•	$19 million increase in Adjusted EBITDA
•	$3 million reduction in depreciation and amortization primarily due to a decrease in amortization on a portion of acquired intangible assets as their useful lives expired, offset by:
•	$8 million increase in non-core corporate costs within SG&A mainly related to a $4 million increase in corporate and restructuring costs and a $2 million increase in equity-based compensation and related taxes
•	$6 million increase in amortization of customer loyalty payments

Net Income

Net income increased by $16 million to $21 million due to the following:

•	$8 million increase in operating income
•	$11 million decrease in interest expense resulting from an unrealized gain on interest rate derivative contracts, lower interest rates and lower debt balance, offset by:
•	$3 million increase in provision for income taxes and recognition of loss on early extinguishment of debt.

Adjusted Net Income

Adjusted Net Income increased by $11 million to $41 million primarily due to the following:

•	$16 million increase in net income, offset by:
•	$6 million decrease in amortization of acquired intangible assets, which is excluded to determine Adjusted Net Income

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $49 million to $111 million, primarily as a result of an increase in operating income, positive impact of fluctuations in working capital and lower cash interest payments.

Adjusted Free Cash Flow

Adjusted Free Cash Flow increased by $52 million to a cash inflow of $83 million, primarily as a result of an increase in net cash provided by operating activities.

Net Debt

Net Debt decreased from $2,282 million as of December 31, 2015 to $2,220 million as of September 30, 2016, and is comprised of $2,358 million in total debt less $138 million in cash and cash equivalents. The decrease in total debt of $79 million (which includes voluntary prepayment of $50 million principal amount of term loans) was partially offset by a $16 million lower cash and cash equivalents balance as of September 30, 2016 compared to December 31, 2015.

Full Year 2016 Guidance

The following forward-looking statements, as well as those made elsewhere within this press release, reflect expectations as of November 3, 2016. We assume no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s quarterly and annual Securities and Exchange Commission (“SEC”) filings and/or furnishings, which are available on the SEC’s website at www.sec.gov.

The travel market as a whole experienced some softness during the latter part of the third quarter. This, together with factors such as the United States presidential election, the outcome of the United Kingdom referendum on European Union membership and other political and economic uncertainties, continue to provide near-term challenges in forecasting our industry’s growth. While our overall guidance for the full year 2016 is unchanged, we anticipate that full year net revenue will come in towards the lower end of our guidance range.

(in $ millions, except per share amounts)	FY 2016 Guidance	Growth
Net revenue	$2,350 - $2,400	6% - 8%
Adjusted EBITDA	$565 - $580	6% - 8%
Adjusted Net Income	$145 - $155	19% - 27%
Adjusted Income per Share – diluted	$1.16 - $1.24	16% - 24%
Adjusted Free Cash Flow	$150 - $170	12% - 27%

This guidance assumes spot foreign exchange rates as of October 27, 2016, together with the impact of foreign exchange rate hedges undertaken during 2015 as part of our rolling hedging program. A reconciliation of non-GAAP financial guidance to relevant GAAP guidance is not available without unreasonable effort because of the unavailability of information required to reasonably predict certain reconciling items, such as corporate and restructuring costs, litigation and related costs, losses or gains on foreign exchange and interest derivative contracts and impairments.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars. With approximately 91% of our net revenue denominated in U.S. dollars in Q3, exchange rate movements in this currency have a low impact on our net revenue. eNett, which represented approximately 7% of our net revenue in Q3, is the largest source of non-U.S. dollar net revenue.

Of our costs and expenses in Q3, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 65% were denominated in U.S. dollars.

We employ foreign exchange forward contracts to hedge our exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar, which are the main non-U.S. dollar components of our costs and expenses.

The year over year impact of foreign exchange movements had a positive impact to Adjusted EBITDA for Q3.

Dividend

On November 1, 2016, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for the third quarter of 2016. The dividend will be payable on December 15, 2016 to shareholders of record on December 1, 2016.

Conference Call

The Company’s third quarter 2016 earnings conference call will be held later today (on November 3, 2016) beginning at 9:00 a.m. (Eastern Time).

A live audiocast of the presentation and accompanying slides will be available via the Investor Center section of Travelport’s website at ir.travelport.com. Please visit the site or click the following link to pre-register: https://www.webcaster4.com/Webcast/Page/1138/17566.

A replay of the audiocast will be available on the Investor Center section of Travelport’s website shortly after the end of the earnings call, where it will remain for one year thereafter.

Contacts

For further information, please contact:

Investors:

Majid Nazir

Vice President, Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Kate Aldridge

Vice President, Corporate Communications
Tel: +44 (0)1753 288 720
kate.aldridge@travelport.com

About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment, mobile and other solutions for the global travel and tourism industry.  With a presence in approximately 180 countries, over 3,700 employees, and an additional 1,200 employees at IGT Solutions Private Ltd who provide us with application development services, our 2015 net revenue was over $2.2 billion.

Travelport is comprised of:

-	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel marketplace. Travelport has a leadership position in airline merchandising, hotel content and rate distribution, mobile travel commerce and a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

-	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, U.K. The Company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on travel provider capacity and inventory resulting from consolidation of the airline industry; the impact our outstanding indebtedness may have on the way we operate our business; our ability to achieve expected cost savings from our efforts to improve operational efficiency; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; our ability to grow adjacencies, such as payment solutions and mobile commerce; and the impact on business conditions both in the United Kingdom and worldwide as a result of the United Kingdom’s decision to leave the European Union. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 18, 2016, and our Quarterly Reports on Form 10-Q filed with the SEC on May 5, 2016 and August 4, 2016, and available on the SEC’s website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in $ thousands, except share data)	Three Months Ended September 30, 2016	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Net revenue	$590,756	$559,837	$1,805,924	$1,686,167
Costs and expenses
Cost of revenue	351,534	335,724	1,090,816	1,020,005
Selling, general and administrative	123,406	113,752	377,177	340,031
Depreciation and amortization	53,581	56,270	158,068	175,145
Total costs and expenses	528,521	505,746	1,626,061	1,535,181
Operating income	62,235	54,091	179,863	150,986
Interest expense, net	(29,813)	(40,346)	(129,821)	(118,486)
Loss on early extinguishment of debt	(955)	—	(3,626)	—
Gain on sale of shares of Orbitz Worldwide	—	—	—	6,271
Income before income taxes and share of losses in equity method investment	31,467	13,745	46,416	38,771
Provision for income taxes	(10,063)	(8,453)	(22,260)	(24,003)
Share of losses in equity method investment	—	(342)	—	(517)
Net income	21,404	4,950	24,156	14,251
Net income attributable to non-controlling interest in subsidiaries	(566)	(1,270)	(1,564)	(3,384)
Net income attributable to the Company	$20,838	$3,680	$22,592	$10,867

Income per share – Basic:
Income per share	$0.17	$0.03	$0.18	$0.09
Weighted average common shares outstanding - Basic	123,920,699	122,495,392	123,821,339	122,062,715

Income per share – Diluted:
Income per share	$0.17	$0.03	$0.18	$0.09
Weighted average common shares outstanding - Diluted	124,291,687	122,724,141	124,209,052	122,563,359

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

(unaudited)

(in $ thousands, except share data)	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$138,400	$154,841
Accounts receivable (net of allowances for doubtful accounts of $13,172 and $14,575)	245,257	205,686
Deferred income taxes	5,135	5,133
Other current assets	115,412	99,481
Total current assets	504,204	465,141
Property and equipment, net	421,065	459,848
Goodwill	1,085,155	1,067,415
Trademarks and tradenames	313,961	313,961
Other intangible assets, net	524,575	534,540
Deferred income taxes	10,525	10,348
Other non-current assets	44,544	54,176
Total assets	$2,904,029	$2,905,429
Liabilities and equity
Current liabilities:
Accounts payable	$66,049	$74,277
Accrued expenses and other current liabilities	494,338	430,650
Current portion of long-term debt	65,049	74,163
Total current liabilities	625,436	579,090
Long-term debt	2,293,340	2,363,035
Deferred income taxes	60,900	59,663
Other non-current liabilities	225,641	226,499
Total liabilities	3,205,317	3,228,287
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of September 30, 2016 and December 31, 2015)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 124,784,549 shares and 124,476,382 shares issued; 123,920,248 shares and 123,631,474 shares outstanding as of September 30, 2016 and December 31, 2015, respectively)	312	311
Additional paid in capital	2,710,753	2,715,538
Treasury shares, at cost (864,301 shares and 844,908 shares as of September 30, 2016 and December 31, 2015, respectively)	(13,533)	(13,331)
Accumulated deficit	(2,859,066)	(2,881,658)
Accumulated other comprehensive loss	(165,398)	(177,507)
Total shareholders’ equity (deficit)	(326,932)	(356,647)
Equity attributable to non-controlling interest in subsidiaries	25,644	33,789
Total equity (deficit)	(301,288)	(322,858)
Total liabilities and equity	$2,904,029	$2,905,429

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

(in $ thousands)	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Operating activities
Net income	$24,156	$14,251
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	158,068	175,145
Amortization of customer loyalty payments	55,193	50,797
Allowance for prepaid incentives	10,684	—
Gain on sale of shares of Orbitz Worldwide	—	(6,271)
Amortization of debt finance costs and debt discount	7,922	7,752
Loss on early extinguishment of debt	3,626	—
Loss (gain) on foreign exchange derivative instruments	3,159	(6,565)
Loss on interest rate derivative instruments	17,471	—
Share of losses in equity method investment	—	517
Equity-based compensation	21,760	24,681
Deferred income taxes	869	4,271
Customer loyalty payments	(56,533)	(55,679)
Pension liability contribution	(2,440)	(2,276)
Changes in assets and liabilities:
Accounts receivable	(38,802)	(49,091)
Other current assets	(15,501)	(39,233)
Accounts payable, accrued expenses and other current liabilities	19,315	31,963
Other	4,911	3,473
Net cash provided by operating activities	213,858	153,735
Investing activities
Property and equipment additions	(70,130)	(76,385)
Business acquired, net of cash	(15,009)	(60,533)
Proceeds from sale of shares of Orbitz Worldwide	—	6,271
Net cash used in investing activities	(85,139)	(130,647)

Financing activities
Proceeds from term loans	143,291	—
Repayment of term loans	(211,103)	(17,813)
Proceeds from revolver borrowings	10,000	30,000
Repayment of revolver borrowings	(10,000)	(30,000)
Repayment of capital lease obligations and other indebtedness	(34,206)	(25,589)
Debt finance costs and lender fees	(7,791)	—
Release of cash provided as collateral	—	25,886
Dividend to shareholders	(27,859)	(27,742)
Purchase of non-controlling interest in a subsidiary	(7,820)	—
Tax withholding for equity award	—	(1,361)
Proceeds from share issuance under employee share purchase plan	1,580	—
Treasury share purchase related to vesting of equity awards	(1,004)	(13,119)
Net cash used in financing activities	(144,912)	(59,738)
Effect of changes in exchange rate on cash and cash equivalents	(248)	(1,010)
Net decrease in cash and cash equivalents	(16,441)	(37,660)
Cash and cash equivalents at beginning of period	154,841	138,986
Cash and cash equivalents at end of period	$138,400	$101,326
Supplemental disclosures of cash flow information
Interest payments, net of capitalized interest	$110,988	$109,168
Income tax payments, net of refunds	15,069	18,045
Non-cash capital lease additions	16,554	85,620
Non-cash purchase of property and equipment	—	33,570

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Net Income to Adjusted Net Income, Adjusted Operating Income and Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ thousands)	2016	2015	2016	2015
Net income	$21,404	$4,950	$24,156	$14,251
Adjustments:
Amortization of intangible assets	11,838	18,047	36,693	55,812
Loss on early extinguishment of debt	955	—	3,626	—
Share of losses in equity method investment	—	342	—	517
Gain on sale of shares of Orbitz Worldwide	—	—	—	(6,271)
Equity-based compensation and related taxes	5,383	3,828	21,307	24,851
Corporate and restructuring costs	7,152	3,092	21,431	11,160
Other – non cash (1)	(3,242)	(834)	25,194	(7,518)
Tax impact of adjustments	(2,495)	662	(6,170)	2,349
Adjusted Net Income	40,995	30,087	126,237	95,151
Adjustments:
Interest expense, net (2)	34,204	40,346	112,350	118,486
Remaining provision for income taxes	12,558	7,791	28,430	21,654
Adjusted Operating Income	87,757	78,224	267,017	235,291
Adjustments:
Depreciation and amortization of property and equipment	41,743	38,223	121,375	119,333
Amortization of customer loyalty payments	20,932	14,530	55,193	50,797
Adjusted EBITDA	$150,432	$130,977	$443,585	$405,421

1)	Other—non cash includes (i) unrealized losses (gains) on foreign currency derivative contracts of $0 million and $1 million for the three months ended September 30, 2016 and 2015, respectively, and $3 million and $(5) million for the nine months ended September 30, 2016 and 2015, respectively, (ii) unrealized (gain) loss on interest rate derivative contracts of $(5) million and $17 million for the three and nine months ended September 30, 2016, respectively, (iii) impairment of $1 million and $5 million for the three and nine months ended September 30, 2016, respectively, primarily related to property and equipment and (iv) other losses (gains) of $1 million and $(2) million for the three months ended September 30, 2016 and 2015, respectively, and $0 million and $(3) million for the nine months ended September 30, 2016 and 2015, respectively.
2)	Interest expense, net, excludes the impact of unrealized (gain) loss of $(5) million and $17 million on interest rate derivative contracts for the three and nine months ended September 30, 2016, respectively, which is included within “Other—non cash”.

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities and Adjusted Free Cash Flow	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ thousands)	2016	2015	2016	2015
Adjusted EBITDA	$150,432	$130,977	$443,585	$405,421
Add (Less):
Interest payments	(24,134)	(36,436)	(110,988)	(109,168)
Tax payments	(6,496)	(4,773)	(15,069)	(18,045)
Customer loyalty payments	(12,611)	(13,468)	(56,533)	(55,679)
Changes in working capital	11,175	(7,893)	(19,350)	(61,285)
Pensions liability contribution	(603)	(726)	(2,440)	(2,276)
Changes in other assets and liabilities	1,216	(3,155)	(4,426)	6,802
Other adjusting items (*)	(8,053)	(2,957)	(20,921)	(12,035)
Net cash provided by operating activities	110,926	61,569	213,858	153,735
Add: other adjusting items (*)	8,053	2,957	20,921	12,035
Less: capital expenditures on property and equipment additions	(25,145)	(23,891)	(70,130)	(76,385)
Less: repayment of capital lease obligations and other indebtedness	(10,664)	(9,522)	(34,206)	(25,589)
Adjusted Free Cash Flow	$83,170	$31,113	$130,443	$63,796

(*) Other adjusting items relate to payments for costs included within operating income but excluded from Adjusted EBITDA, and during the three and nine months ended September 30, 2016 and 2015, relate to (i) payments for corporate and restructuring costs and (ii) litigation and related costs accrued in 2012.

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES AND OPERATING STATISTICS

(unaudited)

Reconciliation of Net Debt (in $ thousands)	September 30, 2016	December 31, 2015
Current portion of long-term debt	$65,049	$74,163
Non-current portion of long-term debt	2,293,340	2,363,035
Total debt	2,358,389	2,437,198
Less: Cash and cash equivalents	(138,400)	(154,841)
Net Debt	$2,219,989	$2,282,357

Reconciliation of Income per Share – Diluted to Adjusted Income per Share – Diluted	Three Months Ended September 30,		Nine Months Ended September 30,
(in $)	2016	2015	2016	2015
Income per share - diluted	$0.17	$0.03	$0.18	$0.09
Per share adjustments to net income to determine Adjusted Income per Share - diluted	0.16	0.22	0.84	0.69
Adjusted Income per Share - diluted	$0.33	$0.25	$1.02	$0.78

Reconciliation of Capital Expenditures	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ thousands)	2016	2015	2016	2015
Property and equipment additions	$25,145	$23,891	$70,130	$76,385
Repayment of capital lease obligations and other indebtedness	10,664	9,522	34,206	25,589
Capital Expenditures	$35,809	$33,413	$104,336	$101,974

Other Metrics

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, except where specified)	2016	2015	% Change	2016	2015	% Change
Transaction value processed on the Travel Commerce Platform	$19,912,707	$20,791,039	(4)	$60,833,894	$64,244,861	(5)
Percent of Air segment revenue from away bookings	66%	65%	1	67%	65%	2
Hotel room nights sold	16,945	16,508	3	50,041	49,134	2
Car rental days sold	25,669	25,231	2	71,832	69,965	3
Hospitality segments per 100 airline tickets issued	49	49	—	47	46	2

TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

(unaudited)

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net (excluding unrealized gains (losses) on interest rate derivative instruments), and related income taxes.

Adjusted Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, adjusted to remove the impact of cash paid for other adjusting items which we believe are unrelated to our ongoing operations and to deduct Capital Expenditures.

Adjusted Income (Loss) per Share - Diluted is defined as Adjusted Net Income (Loss) for the period divided by the weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, share of earnings (losses) in equity method investments, and items that are excluded under our debt covenants, such as gain on sale of shares of Orbitz Worldwide, Inc., non-cash equity-based compensation, certain corporate and restructuring costs, certain litigation and related costs, and other non-cash items such as unrealized foreign currency gains (losses) on earnings hedges, and unrealized gains (losses) on interest rate derivative instruments, along with any income tax related to these exclusions.

Adjusted Operating Income (Loss) is defined as Adjusted EBITDA less depreciation and amortization of property and equipment and amortization of customer loyalty payments.

Capital Expenditures is defined as cash paid for property and equipment plus repayments in relation to capital leases and other indebtedness.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by the Company’s travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents Travel Commerce Platform revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Financial Measures

We utilize non-GAAP (or adjusted) financial measures, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share – diluted, to provide useful supplemental information to assist investors in understanding and assessing our performance and financial results on the same basis that management uses internally. These adjusted financial measures provide investors greater transparency with respect to the key metrics used by management to evaluate our core operations, forecast future results, determine future capital investment allocations and understand business trends within the industry. These metrics are also used by our Board of Directors to determine incentive compensation for future periods. Management believes the adjusted financial measures assist investors in the comparison of financial results between periods as such measures exclude certain items that management believes are not reflective of our core operating performance consistent with how management reviews the business.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share – diluted, Adjusted Operating Income and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered as, alternatives to net income (loss) or net income (loss) per share – diluted, as determined under U.S. GAAP. In addition, these measures may not be comparable to similarly named measures used by other companies.

We believe Adjusted Income (Loss) per Share-diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, as well as other items which are not allocated to the operating businesses such as interest expense (excluding unrealized gains (losses) on interest rate derivative instruments) and related income taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per Share-diluted has similar limitations as Adjusted Net Income (Loss), Adjusted Operating Income (Loss) and Adjusted EBITDA and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated condensed statements of operations.

We believe our important measure of liquidity is Adjusted Free Cash Flow. This measure is useful indicator of our ability to generate cash to meet our liquidity demands. We believe Adjusted Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash. We believe this measure gives management and investors a better understanding of the cash flows generated by our underlying business, as cash paid for other adjusting items are unrelated to the underlying business and our Capital Expenditures are primarily related to the development of our operating platforms. Adjusted Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. Adjusted Free Cash Flow has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent residual cash flow for discretionary expenditures. This measure should not be considered as measure of liquidity or cash flows from operations as determined under U.S. GAAP.

Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business. Net Debt is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.